Online Office Agreement

This agreement provides the key information you need to move ahead with your office. You can accept the agreement by clicking the blue button at the bottom of the page, **or alternatively if you have any questions or need any assistance then please call our helpline on +1-855-400-3575**

Agreement Date : September 17, 2018 **Confirmation No : 24576-1109506**

Business Center Details

IL, Lake Forest – Landmark Conway Farms

Address	100 S. Saunders Road Suite 150 Lake Forest Illinois 60045 United States of America

Client Details

Company Name	Luckwel Pharmaceuticals
Contact Name	Kingrich Lee
Address*	1 International Place Suite 1400
Town/City*	Boston
County/State/Province*	Massachusetts
Post Code*	02110
Country*	United States of Ameri

Office Payment Details (exc. tax and exc. services)

Office Number	Number of people	Price per Office
103Cowork01	1	$ 284.40

Initial Payment :	**First month's fee :**	$ 123.24
	Service Retainer :	$ 284.40
	Total Initial Payment :	**$ 407.64**

Service Provision :	**Start Date**	September 18, 2018	**End Date**	March 31, 2019

All agreements end on the last calendar day of the month.

Comments:

* Additional Discount - Total Savings of $ 203.29
Customer will receive the discounted monthly fee for the initial term.

Terms and Conditions

We are Regus Management Group, LLC, the "Provider". This Agreement incorporates our terms of business set out on attached Terms and Conditions, attached House Rules and Service Price Guide (where available) which you confirm you have read and understood. We both agree to comply with those terms and our obligations as set out in them. This agreement is binding from the agreement date and may not be terminated once it is made, except in accordance with its terms. Note that the Agreement does not come to an end automatically. See "Cancellation" section of your terms and conditions

AGREEMENT TO ARBITRATE; CLASS ACTION WAIVER: Any dispute or claim relating in any way to this agreement shall be resolved by binding arbitration administered by the American Arbitration Association in accord with its Commercial Arbitration Rules (available at www.adr.org), except that you or the Provider may assert claims in small claims court and the Client and the Provider may pursue court actions to remove you, or prevent your removal, from the Center if you do not leave when this agreement terminates. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this agreement. The arbitrator shall not conduct arbitration as a class or representative action. The Client and the Provider acknowledge that this agreement is a transaction in interstate commerce governed by the Federal Arbitration Act. The Client and the Provider agree to waive any right to pursue any dispute relating to this agreement in any class, private attorney general, or other representative action.

☑ **I accept the terms and conditions**

PDF Download the terms and conditions

PDF Download the house rules

Please enter your VAT number, so that we can process your order:

Not VAT Registered: ☐

Confirm by typing your name in the box below

Name : Kingrich Lee on behalf of Luckwel Pharmaceuticals

I confirm these details are correct to the best of my knowledge

Signed on September 17, 2018

This website is secure. Your personal details are protected at all times.

Print Agreement